Exhibit 5.1

BODMAN PLC

6TH FLOOR AT FORD FIELD

1901 ST. ANTOINE STREET

DETROIT, MICHIGAN 48226

313-393-7579

FAX 313-259-7777

May 20, 2020

Saga Communications, Inc.

73 Kercheval Avenue

Grosse Pointe, Michigan 48236

Re:	Post-Effective Amendment No. 1 to Registration Statements on Form S-8

Dear Sir/Madam:

We refer to Post-Effective Amendment No. 1 (the “Amendment”) to registration statements on Form S-8 (File Nos. 333-125361, 333-192101 and 333-228307, and, collectively, the “Registration Statements” previously filed by Saga Communications, Inc., a Delaware corporation (“Saga Delaware”)) filed today by Saga Communications, Inc., a Florida corporation (the “Company”) with the Securities and Exchange Commission for the purpose of updating the Registration Statements as a result of the Company’s reincorporation in the State of Florida from the State of Delaware (the “Reincorporation”). The Reincorporation was effectuated on May 20, 2020 by merging Saga Delaware with and into the Company, a wholly-owned subsidiary of Saga Delaware established for such purpose, with the Company as the surviving entity under the name “Saga Communications, Inc.”

Pursuant to the Amendment, the Company expressly adopts the Registration Statements as its own registration statements for all purposes of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with Rule 414, promulgated under the Securities Act, the Company is deemed the successor issuer to Saga Delaware. As a result, and in connection with the Reincorporation, the Company will assume from Saga Delaware the Second Amended and Restated Saga Communications, Inc. 2005 Incentive Compensation Plan, as amended (the “Plan”), and all of the outstanding options and equity awards under the Plan. At the effective time of the Reincorporation, each outstanding option to purchase shares of Saga Delaware common stock and equity awards were converted into an option to purchase the same number of shares and equity awards of the Registrant’s common stock, with no changes in the exercise price or other terms and conditions of such options and awards.

In rendering the opinion set forth below, we have acted as counsel for the Company, and have examined originals, or copies certified to our satisfaction, of: (i) the Registration Statements; (ii) the Articles of Incorporation of the Company, as amended to date and currently in effect; (iii) the Bylaws of the Company, as amended to date and currently in effect; (iv) the Plan; (v) certain resolutions of the Board of Directors of the Company in connection with the Reincorporation and (vi) certain resolutions adopted in connection with the Company’s annual meeting of shareholders. We have also examined originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates of public officials, and representatives of the Company, and other documents as we deemed necessary to deliver the opinion expressed below.

DETROIT | TROY | ANN ARBOR | CHEBOYGAN | GRAND RAPIDS

Saga Communications, Inc.

May 20, 2020

In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the rights or obligations of the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that, subsequent to the Amendment becoming effective under the Securities Act, the shares of the Company, when issued and paid for in accordance with the terms of the Plan, will be duly authorized, validly issued, and fully paid and non-assessable.

Although we have acted as counsel to the Company in connection with certain other matters, our engagement is limited to certain matters about which we have been consulted. Consequently, there may exist matters of a legal nature involving the Company in connection with which we have not been consulted and have not represented the Company. We express no opinion herein as to matters involving the laws of any jurisdiction other than the State of Florida and the federal laws of the United States of America. This opinion letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

This opinion is furnished to you solely for your benefit to be used by you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon by any other person or by you for any other purpose.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Amendment.

Very truly yours,

BODMAN PLC

By:	/s/ Mark W. Peters
Mark W. Peters, a Member